Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1)    Registration Statement (Form S-3 No. 333-274056) of Gossamer Bio, Inc.,
(2)    Registration Statement (Form S-8 No. 333-229586) pertaining to the Gossamer Bio, Inc. 2017 Equity Incentive Plan, Gossamer Bio, Inc. 2019 Incentive Award Plan, and Gossamer Bio, Inc. 2019 Employee Stock Purchase Plan, and
(3)    Registration Statement (Form S-8 No. 333-263260) pertaining to the Gossamer Bio, Inc. 2023 Employment Inducement Incentive Award Plan

of our report dated March 5, 2024, with respect to the consolidated financial statements of Gossamer Bio, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2023.

/s/ Ernst & Young LLP

San Diego, California
March 5, 2024